UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2025

FUNDAMENTAL GLOBAL INC.
(Exact name of registrant as specified in its charter)

Nevada	001-36366	46-1119100
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

108 Gateway Blvd, Suite 204 Mooresville, NC	28117
(Address of principal executive offices)	(Zip Code)

(704) 998-8279

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Voting Shares, $0.001 par value	FGF	The Nasdaq Stock Market LLC
8.00% Cumulative Preferred Stock, Series A, $25.00 par value per share	FGFPP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 2.01 is incorporated by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Sale by FG Reinsurance Holdings, LLC of the share capital of its FG RE Corporate Member Limited

On March 14, 2025, FG Reinsurance Holdings, LLC (“FGR”), an indirect wholly owned subsidiary of Fundamental Global Inc. (the “Company”), executed an agreement for its sale of the entire issued share capital of it’s subsidiary, FG RE Corporate Member Limited, a company incorporated and registered in England and Wales. In connection with this sale, the Company also intends to enter into agreements for the commutation of its Lloyds of London reinsurance treaties UHA 251 22, B1868HT2300259, and B1868HT2400259.

The total consideration expected to be received by FGR from the sale of the corporate member and commutations of the treaties is $5.6 million, comprised of $0.3 million for the purchase of the corporate member and $5.3 million funds held at Lloyds of London supporting the commuted treaties being replaced by the buyer. The Company expects to report an impairment of assets held for sale of approximately $2.1 million primarily representing non-cash write-off of deferred acquisition cost intangible assets.

Closing is subject to receiving customary approvals and consents.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNDAMENTAL GLOBAL INC.

Date: March 20, 2025	By:	/s/ Mark D. Roberson
Mark D. Roberson
Chief Financial Officer